                                                                   Exhibit 10.47

                     [LETTERHEAD OF NABISCO GROUP HOLDINGS]

                                                                October 27, 1999

Steven F. Goldstone
Chairman and Chief Executive Officer
Nabisco Group Holdings Corp.

Dear Steven:

      This letter agreement (together with Schedule A hereto, the "Agreement") constitutes the entire agreement between NABISCO GROUP HOLDINGS CORP. (the "Company"), its predecessors, successors, affiliates, former affiliates and/or assigns, and you regarding the termination of your employment relationship with the Company. It implements the provisions of your Amended and Restated Employment Agreement dated January 1, 1997 (the "Employment Agreement").

      Please read the rest of this letter carefully. If you agree to be bound by its terms, please sign the copy of this letter agreement where indicated and return it to me by November 15, 1999.

1.    a)    You will continue as a regular full-time employee through your
            "Termination Date" of December 30, 1999. Effective December 31,
            1999, you will cease to be actively employed as Chief Executive
            Officer of the Company, although you will continue to serve as (non-executive) Chairman of the Board of Directors of the Company.

      b) As soon as practicable following your Termination Date and unless otherwise deferred by you under a deferral plan provided by the Company and/of its affiliates, you shall receive a lump sum Severance Payment. You specifically acknowledge that upon receipt of your Severance Payment, any Company obligation to make a cash severance payment to you shall have been satisfied.

      c) Your "Benefit Continuation", as summarized below, commences December 31, 1999 and continues through December 31, 2002. Except as otherwise noted, Benefit Continuation as described herein continues through December 31, 2002 regardless of whether or not you become employed by an employer not affiliated with the Company.

2. If you die during Benefit Continuation, any survivor benefits shall be governed by the terms of applicable individual benefit plan provisions. If you die before December 31, 1999, any survivor benefits shall be determined in accordance with Section 6.3 of the Employment Agreement.

3. The Company will make a lump-sum payment to you in January 2000, in satisfaction of the Company's obligation with respect to your unused and accrued vacation days. You will not accrue any further vacation after December 30, 1999.

4. During Benefit Continuation, you may continue to participate in the employee welfare benefit programs in which you participated as of your Termination Date except as otherwise provided in this Agreement or by the terms of the individual program. You may participate as though you were an active employee, subject to applicable contributions by you. The term "employee welfare benefit programs" does not include the SELECT Short Term or Long Term Disability Plans, the Annual Incentive Award Plan ("AlA"), the Long Term Incentive Plan ("LTIP"), the Retirement Plan for Employees of RJR Nabisco, Inc. ("PEP") or the Capital Investment Plan ("CIP"), the dispositions of which are detailed in other provisions of this Agreement.

      Unless otherwise specified by the Company in its sole discretion, changes in the employee welfare benefit programs after the date of this letter will not apply to you, unless otherwise required by law. New benefit programs which replace or supercede current programs will apply to you if the Company chooses not to continue to make the current programs available to employees; provided however such employee welfare benefit programs shall be no less favorable, in the aggregate, than provided to you on the date of this Agreement.

5.    a)    Your participation in the Company's Executive Medical Plan and in the SELECT Flexible Benefits Program will continue until December
            31, 2002, provided you make any required Plan contributions in the manner specified by the Company. If your Benefits Continuation period continues into a new SELECT Plan Year, you will be required to re-enroll in the same manner as active employees. Should you become employed by an employer not affilated with the Company, health care coverage provided by your new employer will be coordinated with health care benefits provided by the Company. If you elect COBRA
            (Consolidated Omnibus Budget Reconciliation Act of 1985) continuation coverage under SELECT after December 31, 2002, the monthly premium will be equal to the full 102% of the then actual plan cost. Specific costs and details will be provided on request.
            You may elect COBRA coverage for 18 months.

      b) You will not be eligible for Short or Long Term Disability benefits during Benefits Continuation.

      c) If at the end of your Benefit Continuation the Company provides retiree medical, dental and/or life insurance for its retirees, you shall be eligible for such insurance at the Company and retiree contribution rate for a retiree (i) of your actual age and (ii) with service equal to the maximum creditable years of service.

6. You are fully vested in your account under the CIP. Your lump sum Severance Payment is compensation subject to elective contributions to CIP. If and to the extent that your lump sum Severance Payment is not recognized as compensation under CIP, a non-qualified Company matching payment will be made to you in accordance with your elected deferral percentage. This non-qualified Company matching payment will be distributed to you as soon as possible following your Termination Date, less withholding taxes and other applicable deductions, unless otherwise deferred by you under a deferral plan provided by the Company and/or its affiliates. Following your Termination Date, you may elect to receive a distribution of your CIP account balance in accordance with the terms of CIP. If you elect to leave your account balance in CIP, you will retain all rights under the Plan as a terminated employee, including the right to transfer investments between fluids and to request a distribution from CIP.

7.    a)    You are fully vested in the PEP. You are also entitled to a
            Supplemental Pension pursuant to Section 5 of the Employment
            Agreement Annuities representing the after-tax lump sum value of your Supplemental Pension accrued benefit as of December 31, 1998 have already been purchased for your benefit and are held in the Excess Benefit Master Trust dated

      February 5, 1988, as amended through January 27, 1989 (the "Secular Trust"). The annuities will be delivered to you on or about December 31, 1999 (your "Retirement Date").

      b) As provided in Section 5 of the Employment Agreement, on or about your Retirement Date the Company shall fully fund and deliver to you the after-tax lump sum value of the Supplemental Pension benefit provided in Section 5(d)(ii) of the Employment Agreement. The funding may be accomplished by direct cash payment to you or by the purchase of additional annuities subject to the terms of Section 5 of the Employment Agreement.

8.    a)    You will be paid the full value of your Flexible Perquisite Program for a period of tree years in a lump sum as soon as practicable following your Termination Date. This lump sum payment shall not be included in any benefit plan calculations.

      b) No new car or lease will be provided during Benefit Continuation; provided, however, the car currently leased for you by the Company shall be transferred to you as soon a practicable following your Termination Date, plus a cash tax equalization payment equal to the applicable tax liability to you of such transfer (and equalization payments) as determined by the Company. Car related expenses after the foregoing transfer shall be your responsibility. Company car insurance under the Flexible Perquisite Program shall be available to you during the Benefit Continuation provided applicable premiums are paid by you.

9.    a)    The Paragon Group Universal Life Insurance policies on your life may be retained by the respective insurance trusts after your Termination Date by payment of applicable premium Details regarding direct billing to the insurance rusts will be made available prior to your Termination Date.

      b) In connection with the $3,000,000 of life insurance coverage provided under the Equitable Variable Life Insurance contract pursuant to Section 4.5 of the Employment Agreement, the payments required under Section 4.5(a) of the Employment Agreement will be made to you (rather than to the owner of the policy) by the Company on a tax adjusted basis as provided in Section 4.5(b) of the Employment Agreement provided, however, that the Company's obligation to make each payment required under Section 4.5(a) of the Employment Agreement shall be contingent upon an amount equal to the immediately preceding payment (exclusive of any such tax adjustment payment) being invested in said contract prior to such next payment.

10.   a)    Your annual bonus for 1999 will be determined pursuant to the
            Performance Unit Grant Agreement dated March 19,1999 and, unless otherwise deferred by you under a deferral plan provided by the Company and/or its affiliates, will be paid as soon as practicable following your Termination Date at 150% of target. This payment is includable for benefit calculation purposes. Your lump sum Severance
            Payment described above includes a full payment for annual bonuses for the full period of severance, so no further payment for annual bonuses will be made after your Termination Date.

      b) Your previously awarded Special Bonus has been credited for your benefit under Nabisco's Deferred Compensation Plan. The Special Bonus is not includable in any benefit plan calculations.

11.   a)    Your unvested stock options, if any, will be fully vested on your
            Termination Date, and your vested stock options may be exercised anytime up to the exercise expiration date. The exercise of your stock options is governed by the terms of your Stock Option
            Agreements and the LTIP.

      b) Your Performance Notes will be fully vested on your Termination Date and shall be calculated and paid as soon as practicable following your Termination Date in accordance with your applicable Performance Note Agreements, unless otherwise deferred by you under a deferral plan provided by the Company and/or its affiliates. Your Performance Notes are includable for benefit calculation purposes.

      c) As part of the "Chairmanship Agreement" between you and the Company dated as of January 1,2000, the restricted stock agreement between you and the Company dated January 15, 1999 (the "Restricted Stock Agreement") is mended to provide that the Restricted Stock shall not vest on your Termination Date. The Restricted Stock shall vest upon termination of the Chairmanship Agreement, unless you voluntarily terminate the Chairmanship Agreement without the consent of the Company's Board of Directors. Except for the foregoing, the terms of the

            Restricted Stock Agreement (including the vesting provisions in Section 3 therein) shall remain in full force and effect.

      d) Your Contingent Performance Share Agreement, as amended and restated effective July 14, 1999 will remain in effect subject to the terms thereof.

12. Following termination of the Chairmanship Agreement, the Company will provide you with a fully functional office and one secretary until you attain age sixty-five (65) and will hold you harmless from any taxes that may be due as a result of this arrangement. The office will be located at 570 Lexington Ave., New York, NY (the Company's New York headquarters) unless otherwise agreed by the parties hereto.

13. You are entitled to the use of the outplacement counseling services designated by the Company for a period of twelve (12) months after your Termination Date for which the Company will pay the fee, which may not exceed 18% of your Base Salary (as set forth in Section 3.1 of the Employment Agreement) Such assistance must be started within three (3) months of your Termination Date and will end twelve (12) months after commencement of such services or upon your acceptance of new employment, whichever comes first. This benefit may not be converted into a cash award.

14.   a)    You have outstanding indebtedness to Nabisco Group Holdings Corp.
            under a secured "Promissory Note" dated December 5, 1995. The indebtedness becomes due and payable on your Termination Date and, at your election, may be satisfied by either (i) a cash payment by you to Nabisco Group Holdings Corp. or (ii) the sale of collateralized stock and use of the proceeds to repay the indebtedness. If and to the extent that, the indebtedness exceeds the sale proceeds you will be responsible to repay the remaining indebtedness in accordance with the terms of the Promissory Note.

      b) You have outstanding indebtedness to Nabisco Holdings Corp. under a secured promissory note dated May 15, 1996 (The "NHC Promissory Note"). The indebtedness becomes due and payable when your service as a director terminates and, at your election, may be satisfied by either (i) a cash payment by you to Nabisco Holdings Corp. or (ii) the sale of collateralized stock and use of the proceeds to repay the indebtedness. If, and to the extent that, the indebtedness exceeds the sale proceeds you will be responsible to repay the remaining indebtedness in accordance with the terms of the NHC Promissory Note.

15. The provisions of Section 6.1(c) of the Employment Agreement (regarding golden parachute tax) shall apply in the event that any "golden parachute" tax is imposed on you by any federal, state or local taxing authority as a result of any of the payments made to you by the Company in connection with your employment under the Employment Agreement. You agree to cooperate fully with the Company in any protest or appeal by the Company in the event of the imposition of such golden parachute tax.

16. Section 4.3 of the Employment Agreement (regarding Directors and Officers liability and indemnification programs) shall remain in full force and effect.

17.   a)    The provisions of Section 14 of the Employment Agreement (regarding non-disclosure of confidential information and non-competition) will remain in effect in accordance with its terms.

      b) You agree that any breach of the covenants contained or referred to in this Section 17 would irreparably injure the Company. Accordingly, the Company may, in addition to pursuing any other remedies it may have in law or in equity obtain an injunction against you from any court having jurisdiction over the matter, restraining any further violation of this letter agreement by you.

18. Except as otherwise stated herein, no benefits (other than those provided by a tax-qualified plan or trust) or promise hereunder shall be secured by any specific assets of the Company. The payments under this Agreement shall not be assigned by you or anticipated in any way and any such attempted assignment will be void.

19. IN CONSIDERATION OF THE PAYMENT OF THE COMPENSATION AND BENEFITS SET FORTH IN THIS AGREEMENT AND PURSUANT TO YOUR EMPLOYMENT AGREEMENT, YOU VOLUNTARILY, KNOWINGLY AND WILLINGLY RELEASE AND FOREVER DISCHARGE THE COMPANY, ITS PARENTS, SUBSIDIARIES AND AFFILIATES, TOGETHER WITH THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS, AND EACH OF

      THEIR PREDECESSORS, SUCCESSORS AND ASSIGNS, FROM ANY AND ALL CHARGES, COMPLAINTS, CLAIMS, PROMISES, AGREEMENTS, CONTROVERSIES, CAUSES OF ACTION AND DEMANDS OF ANY NATURE WHATSOEVER WHICH AGAINST THEM YOU OR YOUR EXECUTORS, ADMINISTRATORS, SUCCESSORS OR ASSIGNS EVER HAD, NOW HAVE OR HEREAFTER CAN, SHALL OR MAY HAVE BY REASON OF ANY MATTER, CAUSE OR THING WHATSOEVER ARISING TO THE TIME YOU SIGN THIS AGREEMENT. YOU FURTHER AGREE THAT YOU WILL NOT SEEK OR BE ENTITLED TO ANY AWARD OF EQUITABLE OR MONETARY RELIEF IN ANY PROCEEDING OF ANY NATURE BROUGHT ON YOUR BEHALF ARISING OUT OF ANY OF THE MATTERS RELEASED BY THIS PARAGRAPH. THIS RELEASE INCLUDES, BUT IS NOT LIMITED TO, ANY RIGHTS OR CLAIMS RELATING IN ANY WAY TO YOUR EMPLOYMENT RELATIONSHIP WITH THE COMPANY, OR THE TERMINATION THEREOF, OR UNDER ANY STATUTE, INCLUDING THE AGE DISCRIMINATION IN EMPLOYMENT ACT, TITLE VII OF THE CIVIL RIGHTS ACT, THE AMERICANS WITH DISABILITIES ACT, THE NEW YORK STATE AND CITY HUMAN RIGHTS LAWS OR ANY OTHER FEDERAL, STATE OR LOCAL LAW.

20. By signing this Agreement, you represent that you have not commenced any proceeding against the Company in any forum (administrative or judicial) concerning your employment or the termination thereof. You further acknowledge that you were given sufficient notice under the Worker Adjustment and Retraining Notification Act (the "WARN Act") and that the termination of your employment does not give rise to any claim or right to notice, or pay or benefits in lieu of notice under the WARN Act. In the event any WARN Act issue does exist or arises in the future, you agree and acknowledge that the payments and benefits set forth in this Agreement shall be applied to any pay or benefits in lieu of notice required by the WARN Act, provided that any such offset shall not impair or affect the validity of any provision of this Agreement, including the release set forth in paragraph 19.

21. The Company advises you that you may wish to consult with an attorney of your choosing prior to signing this Agreement. You understand and agree that you have the right and have been given the opportunity to review this Agreement and, specifically, the release in paragraph 19, with an attorney of your choice should you so desire. You have entered into this Agreement freely, knowingly and voluntarily and specifically in consideration of the additional benefits provided to you under the Agreement.

22. You will be reimbursed for travel, food, lodging or similar out-of-pocket expense incurred at the Company's request in discharging any of your obligations under this Agreement. The Company, or its designated representative thereof, shall have exclusive authority to interpret this Agreement. The decision of the Company, or its designated representative, with respect to any question arising as to the amount, term, form and time of payment of benefits under this Agreement or any other matter concerning this Agreement shall be final, conclusive and binding on both you and the Company.

23. This Agreement may not be amended except in writing signed by you and the Company and no amendments or modifications are contemplated at this time. This Agreement shall not be construed to provide any rights to anyone other than you and the Company.

24. You have at least twenty-one days to consider the terms of this Agreement, although you may sign and return it sooner if you wish. This Agreement may be revoked by you for a period of seven (7) consecutive calendar days after you have signed and dated it, and after such seven (7) days, it becomes final.

Please indicate your acceptance of the terms of this Agreement by signing this letter and returning it to me.

                                        Sincerely,

                                        NABISCO GROUP HOLDINGS CORP.

                                        /s/ Gerald I. Angowitz
                                        ----------------------------------------
                                        Gerald I. Angowitz
                                        Senior Vice President,
                                        Human Resources and Administration

Understood and Agreed:

/s/ Steven F. Goldstone
-----------------------------------

Date: 10/27/99
     ------------------------------

                     [LETTERHEAD OF NABISCO GROUP HOLDINGS]

                                   SCHEDULE A

This Schedule A is intended to address the financial implications of certain provisions of the foregoing Agreement. The items addressed below are subject in all respects to the terms and conditions of the Agreement.

1)    Section 1(b) of the Agreement

      Your lump sum Severance Payment will be $7,500,000, less withholding taxes and other applicable deductions. You may defer your Severance Payment under a deferral plan provided by the Company and/or its affiliates.

2)    Section 3 of the Agreement

      As of December 31, 1999, you will have 40 days of unused and accrued vacation. You will receive a lump-sum payment in January 2000 of $192,308 for these vacation days, based on your annual base salary of $1,250,000.

3)    Section 6 of the Agreement

      The non-qualified Company matching payment in respect of your Severance Payment will be approximately $225,000, equal to 3% of your Severance Payment. This non-qualified Company matching payment will be distributed to you as soon as possible following your Termination Date, less withholding taxes and other applicable deductions, unless otherwise deferred by you under a deferral plan provided by the Company and/or its affiliates.

4)    Section 7 of the Agreement

      In accordance with Section 5(d)(ii) of the Employment Agreement, the Supplemental Pension benefit payable upon your Retirement Date is equal to the present value of the maximum 50% SERP benefit that would have been paid to you commencing on the third anniversary of your Retirement Date. The present value reflects the acceleration of payments by 36 months, but without any other reduction under the SERP formula for early commencement of payment prior to age 60.

      Based on the maximum Federal, New York State and New York City (nonresident) tax rates, your Supplemental Pension benefit expressed as an after-tax lump-sum payment as of your Retirement Date would be approximately $14.8 million. Annuities representing the after-tax lump sum value of approximately $10.3 million have already been purchased for your benefit, are held in the Secular Trust and will be distributed to you on or about December 31, 1999. The supplemental amount required to fully fund the after-tax lump sum value of your Supplemental Pension benefit is approximately $8.4 million, of which approximately $3.9 million represents a tax equalization payment. This amount will be funded and distributed to you on or about December 31, 1999 and will fully discharge the Company's obligations to you under Section 5 of the Employment Agreement.

5)    Section 8 of the Agreement

      The amount of your lump-sum Flexible Perquisite payment is $185,250, less taxes and applicable deductions, payable as soon as practicable following your Termination Date, unless otherwise deferred by you under a deferral plan provided by the Company and/or its affiliates.

6)    Section 9(b) of the Agreement

      The annual premium on the $3,000,000 of life insurance is approximately $73,400. Based on the maximum Federal, New York State and New York City (nonresident) tax rates, the annual tax equalization payment will be approximately $64,175.

7)    Section 10(a) of the Agreement

      Your annual bonus for 1999, determined at 150% of target, is $2,575,000.

8)    Section 10(b) of the Agreement

      Your Special Bonus is $3,000,000, which has been credited for your benefit under Nabisco's Deferred Compensation Plan.

9)    Section 12(a) of the Agreement

      The following is an outline of your LTIP stock options:

      ----------------------------------------------------------------
      Grant                                                   Exercise
      Year         Type     Outstanding         Vested           Price
      ----------------------------------------------------------------
      1999         NGH       1,059,876       1,059,876         $17.949
      ----------------------------------------------------------------
      1997         NGH         716,108         716,108         $20.719
      ----------------------------------------------------------------
      1996         NGH         622,702         622,702         $22.406
      ----------------------------------------------------------------
      1995         NGH         311,296         311,296         $19.434
      ----------------------------------------------------------------
      1995         NGH         155,676         155,676         $20.719
      ----------------------------------------------------------------
      1995         NGH         155,665         155,665         $18.069
      ----------------------------------------------------------------
      Total        NGH       3,021,323       3,021,323
      ----------------------------------------------------------------

      ----------------------------------------------------------------
       Grant                                                  Exercise
       Year      Type      Outstanding          Vested           Price
      ----------------------------------------------------------------
       1999        NA          100,000         100,000         $39.938
      ----------------------------------------------------------------
       1998        NA          100,000         100,000         $47.625
      ----------------------------------------------------------------
       1997        NA           60,000          60,000         $37.000
      ----------------------------------------------------------------
       1996        NA          200,000         200,000         $33.375
      ----------------------------------------------------------------
       Total       NA          460,000         460,000
      ----------------------------------------------------------------

10)   Section 12(b) of the Agreement

      Your 1997 Performance Notes are valued at $270,703. Your 1998 Performance Notes are valued at $305,278.

11)   Section 14(a) of the Agreement

      As of December 31, 1999, your outstanding indebtedness to Nabisco Group Holdings Corp is expected to be approximately $642,671, which is secured by 16,529 shares of Nabisco Group Holdings Corp. common stock and 5,509 shares of R.J. Reynolds Tobacco Holdings, Inc common stock.

12)   Section 14(b) of the Agreement

      As of December 31, 1999, your outstanding indebtedness to Nabisco Holdings Corp is expected to be approximately $635,565, which is secured by 14,981 shares of Nabisco Holdings Corp. common stock.

This Schedule A is an integral part of the Agreement and may be amended only by mutual written agreement of the parties hero.

                                        NABISCO GROUP HOLDINGS CORP.


                                        /s/ Gerald I. Angowitz
                                        ----------------------------------------
                                        Gerald I. Angowitz
                                        Senior Vice President,
                                        Human Resources and Administration

Understood and Agreed:

/s/ Steven F. Goldstone
-----------------------------------


Date: 10/27/99
     ------------------------------


                                       -3-